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                                       EXHIBIT 99.2


     Millbrook, NY (January 18, 1999) Key Components, LLC (CUSIP No. 9859Z US) announced today that its cash tender offer for all shares of Valley Forge Corporation at $19.00 per share, which was announced in December 1998, expired at midnight (EST) Friday, January 15, 1999. A total of 3,912,570 shares of Valley Forge's common stock was tendered, representing approximately 94.6% of the issued and outstanding shares. It is anticipated that the merger of KCI Acquisition Corp. into Valley Forge will be effected no later than January 19, 1999. Valley Forge common stock will cease to be traded on the American Stock Exchange at the opening of the following trading day, January 20, 1999.

     Valley Forge Corporation, with 1997 sales of approximately $93.3 million, manufactures marine accessories, lubricating and environmental control devices, high voltage switches and other products.

     Key Components is a leading manufacturer of custom engineered, essential components for application in a diverse array of end use products, with sales principally to OEM's. Through its Hudson Lock Inc. and ESP Lock Products, Inc., subsidiaries, Key Components is a leading designer and manufacturer of medium security, custom, and specialty locks and locking systems. Through another wholly owned subsidiary, B.W. Elliott Manufacturing Co., Inc., it designs and manufactures flexible metal shaft components.

     Key Components is an affiliate of Millbrook Capital Management, Inc., of Millbrook, New York, an investment firm specializing in acquisitions and management services.